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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549
[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
[_] Form 3 Holdings Reported
[_] Form 4 Transactions Reported

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1.  Name and Address of Reporting Person*

         Howe                        John                             F.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                             46107 Landing Parkway
    ----------------------------------------------------------------------------
                                   (Street)

       Fremont                         CA                             94538
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol       VidaMed, Inc.   (VIDA)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               -----------------------------------------------------------------

4.  Statement for Month/Year     2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [_] Director    [X] Officer             [_] 10% Owner    [_] Other
                        (give title below)                       (specify below)

                Vice President Finance & Chief Financial Officer
                ------------------------------------------------

7.  Individual or Joint/Group Reporting (check applicable line)

    [X] Form Filed by One Reporting Person

    [_] Form Filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at            Direct       Bene-
                                Day/                                                    End of              (D) or       ficial
                                Year)                   -------------------------       Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock                                                                       25,960 (1)          D

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

FORM 5 (continued)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

----------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conversion       3. Trans-           4. Trans-              5. Number of
    Security (Instr. 3)               or Exercise         action              action                 Derivative
                                      Price of            Date                Code                   Securities
                                      Derivative          (Month/             (Instr. 8)             Acquired (A) or
                                      Security            Day/                                       Disposed of (D)
                                                          Year)                                      (Instr. 3, 4,
                                                                                                      and 5)


                                                                                                 ---------------------
                                                                                                     (A)         (D)


----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
 Employee Stock Option             $4.375              2/15/01             A                       15,048
   (right to buy)
----------------------------------------------------------------------------------------------------------------------
 Employee Stock Option             $4.375              2/15/01             A                       44,952
   (right to buy)
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

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
------------------------------------------------------------------------------------------------------------------------------------
  6. Date                       7. Title and Amount of     8. Price of        9. Number of       10. Owner-        11. Nature of
     Exercisable                   Underlying                 Derivative         Derivative          ship of           Indirect
     and                           Securities                 Security           Securities          Deriva-           Beneficial
     Expiration                    (Instr. 3 and 4)           (Instr. 5)         Beneficially        tive              Owner-
     Date                                                                        Owned at            Security:         ship (Instr.
     (Month/                                                                     End of              Direct            4)
     Day/Year)                                                                   Year                (D)
 ----------------------------------------------------------                      (Instr. 4)          or
                                                                                                     Indirect
 Date          Expi-                Title       Amount or                                            (1)
 Exer-         ration                           Number of                                            (Instr. 4)
 cisable       Date                             Shares

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
 (2)           2/15/11             Common       15,048                        15,048             D
                                    Stock
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 (2)           2/15/11             Common       44,952                        44,952             D
                                    Stock
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
Explanation of Responses:
(1) Includes 21,000 shares as was indicated on Form 5 for year ended 12/31/00, 12,500 shares purchased in 2001 under the Employee Stock Purchase Plan of which 7,540 were sold on December 13, 2001 and reported on From 4.
(2) One-fourth vests on 2/15/02 and 1/48th per month thereafter until fully exercisable





                                                                                             /s/ John F. Howe              1/22/02
                                                                                  ------------------------------------- ------------
** Intentional misstatements or omissions of facts constitute Federal Criminal       **Signature of Reporting Person        Date
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.